Exhibit 4.2

NEITHER THE ISSUANCE AND SALE OF THIS WARRANT NOR THE ORDINARY SHARES INTO WHICH THIS WARRANT IS EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE ORDINARY SHARES INTO WHICH THIS WARRANT IS EXERCISABLE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THIS WARRANT AND THE ORDINARY SHARES INTO WHICH THIS WARRANT IS EXERCISABLE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THIS WARRANT OR SUCH ORDINARY SHARES.

THIS WARRANT SHALL BE VOID AFTER 5:00 P.M. EASTERN TIME ON JULY 31, 2018.

WARRANT

QUOTIENT LIMITED

Warrant No.:

Warrant Shares:	Initial Exercise Date: , 2017

THIS WARRANT (this “Warrant”) certifies that, for value received,              or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Initial Exercise Date, as listed above, and on or prior to the close of business on July 31, 2018 (the “Termination Date”) but not thereafter, to subscribe for and purchase from Quotient Limited, a Jersey, Channel Islands company (the “Company”), up to              ordinary shares (as subject to adjustment hereunder, the “Warrant Shares”), of no par value per share (“Ordinary Shares”), in the capital of the Company. The purchase price of one Ordinary Share under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b). This Warrant is one of the warrants (the “Warrants”) being issued pursuant to the Subscription Agreements, dated as of            , 2017 (the “Subscription Agreements”), among the Company and the initial holders of the Warrants. Capitalized terms used herein have the respective meanings ascribed thereto in the Subscription Agreements unless otherwise defined herein.

Section 1. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated in this Section 1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or a legal holiday in Jersey, Channel Islands or any day on which banking institutions in the State of New York or in Jersey, Channel Islands are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Ex-Dividend Date” means the first date on which the Ordinary Shares trade on the principal Trading Market therefor, regular way, without the right to receive the relevant dividend, distribution or issuance.

“Ordinary Share Equivalent” means any securities of the Company that would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preference shares, rights, options, warrants, share appreciation rights, restricted share units or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Record Date” means the date fixed for determination of holders of Ordinary Shares entitled to receive the relevant dividend or distribution (whether such date is fixed by the Company’s board of directors or a duly authorized committee thereof, statute, contract or otherwise).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the Ordinary Shares are traded on a Trading Market. If the Ordinary Shares are not listed or quoted for trading on a Trading Market, Trading Day means a Business Day.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, with a mailing address of 17 Battery Place, New York, New York 10004 and a facsimile number of 212-616-7615, and any successor transfer agent of the Company.

Section 2. Exercise.

(a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, on any Business Day not later than 5:00 P.M., New York time, on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company at the address listed in Section 5(h) hereof (or such other office or agency of the Company as it may designate by notice to the Holder), (a) if required pursuant to the immediately following sentence, this Warrant, (b) a Notice of Exercise form annexed hereto, properly delivered by the Holder via facsimile, and (c) the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise, and all applicable taxes and charges due in connection with the exercise of this Warrant and payable by the Holder pursuant to Section 2(c)(vi), in lawful money of the United States of America by certified or official bank check or by bank wire transfer in immediately available funds (such funds to be delivered on or prior to the Warrant Share Delivery Date (as defined below)). Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until this Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days after the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. Upon delivery of the Notice of Exercise form to the Company pursuant to this Section 2(a), the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised pursuant to such Notice of Exercise. Each exercise hereof shall constitute the re-affirmation by the Holder that the representations and warranties contained in Article 2 of the Subscription Agreements, other than Section 2(n) thereof, are true and correct in all material respects with respect to the Holder with respect to the Warrant Shares as of the time of such exercise (except for any representation or warranty made as of a specified date, which shall be true and correct in all respects as of such specified date). The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b) Exercise Price. The exercise price per share of the Ordinary Shares under this Warrant shall be $5.80, subject to adjustment hereunder (the “Exercise Price”).

(c) Mechanics of Exercise.

(i) Delivery of Warrant Shares Upon Exercise. Subject to Section 2(e) hereof, the Company shall cause the Transfer Agent to transmit Warrant Shares purchased hereunder to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company (“Depository”) through its Deposit and Withdrawal At Custodian (“DWAC”) system if the Company is then a participant in such system and either (A) there is an effective registration statement under the Securities Act permitting the resale of the Warrant Shares by the Holder, or (B) the Warrant Shares are otherwise eligible to be sold under Rule 144 without regard to the volume or manner of sale restrictions thereunder, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise, in each case by the date that is three (3) Trading Days after the latest of (A) the delivery to the Company of the Notice of Exercise and, if applicable, receipt of the DWAC request from the Holder’s prime broker, (B) surrender of this Warrant (if required) and (C) payment of the aggregate Exercise Price as set forth above (such date, the “Warrant Share Delivery Date”). Delivery of the Warrant Shares is subject to payment to the Company of the Exercise Price and all taxes required to be paid by the Holder, if any, pursuant to Section 2(c)(vi) prior to the issuance of such shares.

(ii) Delivery of New Warrant Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of the Holder and upon surrender of this Warrant, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical to this Warrant.

(iii) Rescission Rights. If the Company fails to cause the Transfer Agent to transmit either to the Holder’s prime broker the Warrant Shares or to the Holder a certificate or the certificates representing the Warrant Shares, as applicable, pursuant to Section 2(c)(i) hereof by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise, in addition to any other remedies available to the Holder hereunder, at law or in equity.

(iv) Compensation for Buy-In on Failure to Timely Deliver Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder’s prime broker the Warrant Shares, or to the Holder a certificate or the certificates representing the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder purchases or is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage fees and commissions, if any) for the Ordinary Shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase was executed, and (B) at the option of the Holder, either reinstate the portion of this Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of Ordinary Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Ordinary Shares with an aggregate sale price giving rise to such purchase of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and evidence of the amount of such loss. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely cause the transfer agent to transmit to the Holder’s prime broker the Warrant Shares, or to the Holder a certificate or certificates representing the Warrant Shares upon exercise of this Warrant as required pursuant to the terms hereof.

(v) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall round up to the next whole share.

(vi) Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, the Exercise Notice shall be accompanied by the Assignment Form attached hereto duly executed by the Holder, and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

(vii) Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

(d) Holder’s Exercise Limitations. For so long as the Ordinary Shares are registered under the Exchange Act, the Holder shall not be entitled to receive Warrant Shares upon exercise of this Warrant to the extent that the aggregate number of Warrant Shares to be acquired by the Holder upon exercise shall, when added to the aggregate number of Ordinary Shares deemed beneficially owned, directly or indirectly, by such beneficial owner and each person subject to aggregation (including any “group” of which the Holder is or may deemed to be a part) of Ordinary Shares with such beneficial owner under Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder at such time (an “Aggregated Person”) (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on such beneficial owner’s or such person’s right to convert, exercise or purchase similar to this limitation), as determined pursuant to the rules and regulations promulgated under Section 13(d) of the Exchange Act, exceed 9.99% (the “Restricted Ownership Percentage”) of the total issued and outstanding Ordinary Shares (the “Section 16 Exercise Blocker”). Notwithstanding the foregoing, this Section 16 Exercise Blocker shall not apply with respect to the Holder if the Holder is subject to Section 16(a) of the Exchange Act without regard to the aggregate number of Warrant Shares issuable upon exercise of this Warrant and upon conversion, exercise or sale of securities or rights to acquire securities that have limitations on such beneficial owner’s right to convert, exercise or purchase similar to this limitation. Notwithstanding the foregoing, the Company shall issue Ordinary Shares upon exercise of this Warrant up to (but not exceeding) the amount that would cause the Holder’s beneficial ownership of Ordinary Shares (together with that of any Aggregated Person) to equal the Restricted Ownership Percentage; provided that the Holder shall have the right at any time and from time to time to reduce the Restricted Ownership Percentage applicable to the Holder (together with any Aggregated Person) immediately upon prior written notice to the Company (provided that, for the avoidance of doubt, in such event, the Holder may sell Ordinary Shares or portions of this Warrant to reduce the aggregate number of Ordinary Shares deemed beneficially owned by the Holder (together with any Aggregated Person) to a level below the reduced Restricted Ownership Percentage, in which case this Warrant will be exercisable by the Holder up to (but will not exceed) the reduced Restricted Ownership Percentage) or increase the Restricted Ownership Percentage applicable to the Holder (together with any Aggregated Person) upon 65 days’ prior written notice to the Company. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

(e) Compliance with the Securities Act of 1933. Except as provided in the Subscription Agreements, the Company may cause the legend set forth on the first page of this Warrant to be set forth on this Warrant, and, if required, a similar legend to be set forth on any security issued or issuable upon exercise of this Warrant, unless the Holder shall have delivered to the Company reasonable evidence that such legend is unnecessary or counsel for the Company is of the opinion as to any such security that such legend is unnecessary. For the avoidance of doubt, this Warrant and the Warrant Shares will be considered “Registrable Securities” for purposes of the Registration Rights Agreement, dated as of             , 2017, by and between the Company and the Holder (the “Registration Rights Agreement”) and will be entitled to the registration rights set out therein.

(f) Form of Warrant. Upon receipt of instruction from the Holder, the Company shall, within two (2) Business Days, cause this Warrant to be credited to the account of the Holder’s prime broker with the Depository through its DWAC system if the Company is then a participant in such system and there is an effective registration statement under the Securities Act permitting the resale of this Warrant by the Holder and registering the issuance of the Warrant Shares following the resale. In connection with crediting the account of the Holder’s prime broker with the Depository through its DWAC system in respect of this Warrant as set forth in the previous sentence, the Company shall amend the terms of this Warrant to reflect that this Warrant shall, thereafter, be a “global” security, as set forth, and in accordance with, Section 4(m) of the Subscription Agreements dated as of                         , 2017 by and between the Company and the initial Holder of this Warrant.

Section 3. Certain Adjustments.

(a) Share Dividends and Splits. If the Company, at any time while this Warrant is outstanding, effects a share split or payment of share dividend, then upon the effective date thereof, the number of Ordinary Shares which the Holder shall be entitled to purchase upon exercise of this Warrant shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of Ordinary Shares by reason of such share split or share dividend, and the Exercise Price shall be, in the case of an increase in the number of shares, proportionally decreased and, in the case of decrease in the number of shares, proportionally increased. Any adjustment made pursuant to this Section 3(a) shall become effective immediately prior to 9:00 a.m. (New York City time) on the Ex-Dividend Date (or, if earlier, the Record Date) for such dividend or distribution or the effective date of such subdivision or combination, as the case may be.

(b) Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the limitations described in Section 2(d) above) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Restricted Ownership Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Ordinary Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Restricted Ownership Percentage).

(c) Pro Rata Distributions. The Holder, as the holder of this Warrant, shall be entitled to receive such dividends paid and distributions of any kind made to the holders of Ordinary Shares of the Company to the same extent as if the Holder had exercised this Warrant into the full number of Ordinary Shares (without regard to any limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such exercise and issuance) into which this Warrant is then exercisable and had held such Ordinary Shares on the Record Date for such dividends and distributions. Payments and distributions under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Ordinary Shares.

(d) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in a transaction or a series of related transactions, effects any merger or consolidation of the Company with or into another Person and the Company is not the surviving corporation, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in a transaction or a series of related transactions, (iii) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares, (iv) the Company, directly or indirectly, in a transaction or a series of related transactions, effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for , stock, other securities, other property or assets (including cash or any combination thereof), (v) the Company, directly or indirectly, in a transaction or a series of related transactions, consummates a stock or share purchase agreement or other agreement or business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group of Persons acquires more than 50% of the outstanding Ordinary Shares; or (vi) a “person” or “group” within the meaning of the Section 13(d) of the Exchange Act, other than the Company, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of all classes of the Company’s common equity entitled generally to vote in the election of directors to the Company’s board of directors (each a “Fundamental Transaction”), then, in the case of any Fundamental Transaction pursuant to which the Ordinary Shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) (the “Alternate Consideration,”) receivable as a result of such Fundamental Transaction by a holder of one Ordinary Share immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(d) on the exercise of this Warrant) (such amount of Alternate Consideration per Ordinary Share, a “Unit of Alternate Consideration”). If holders of Ordinary Shares are given any choice as to the stock, other securities, other property or assets (including cash or any combination thereof), to be received in a Fundamental Transaction described in the preceding sentence, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary contained herein, in the event of any Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time beginning on the date of the consummation of such Fundamental Transaction and ending on the date that is 30 calendar days after the consummation of such Fundamental Transaction, purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction, such payment to be made within three (3) days after the exercise of such option. “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. or any successor or replacement service (“Bloomberg”), determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the weighted average price of the Ordinary Shares for the Trading Day immediately preceding the date of announcement of the applicable Fundamental Transaction, (ii) the weighted average price of the Ordinary Shares for the Trading Day immediately following the date of announcement of the applicable Fundamental Transaction and (iii) the weighted average price of the Ordinary Shares for the Trading Day immediately preceding the date of consummation of the applicable Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the Registration Rights Agreement in accordance with the provisions of this Section 3(d) pursuant to written agreements and shall, at the option of the Holder, deliver to the Holder, in exchange for this Warrant, a security of the Successor Entity, evidenced by a written instrument substantially similar in form and substance to this Warrant that is exercisable for a number of Units of Alternate Consideration equal to the maximum number of Ordinary Shares into which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any Fundamental Transaction in which the Company is not the surviving entity, the Successor Entity shall succeed to, and be substituted for (so that, from and after the date of such Fundamental Transaction, the provisions of this Warrant and the Registration Rights Agreement referring to the “Company” shall refer instead to the Successor Entity, and references to “Ordinary Shares” shall refer to Units of Alternate Consideration), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the Registration Rights Agreement with the same effect as if such Successor Entity had been named as the Company herein. In the event that the Alternate Consideration includes stock, securities or other property or assets (including cash) of any entity other than the Company or the Successor Entity, such other entity shall guarantee the obligations of the Company or the Successor Entity, as applicable, hereunder. The Company will not become a party to a Fundamental Transaction unless it is consistent with the foregoing. The above provisions shall apply to successive Fundamental Transactions.

(e) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding.

(f) Notice to Holder.

(i) Adjustment to Exercise Price and number of Ordinary Shares. Whenever the Exercise Price or the number of Ordinary Shares into which this Warrant is exercisable is adjusted pursuant to any provision of this Section 3, the Company shall promptly, and in any event within two (2) Business Days, mail to the Holder a notice setting forth the Exercise Price and the number of Ordinary Shares into which this Warrant is exercisable after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Exercise by Holder. If during the term in which this Warrant may be exercised by the Holder (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all holders of the Ordinary Shares rights or warrants to subscribe for or purchase any share capital of any class, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, the Company shall simultaneously publicly disclose such information in compliance with applicable securities laws. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4. Transfer of Warrant.

(a) Transferability. As provided herein, this Warrant may be transferred in whole or in part, as the case may be, only pursuant to a registration statement filed under the Securities Act or an exemption from such registration. Subject to such restrictions and subject to compliance with the applicable laws of Jersey, Channel Islands, the Company shall transfer this Warrant in whole or in part, as the case may be, from time to time upon the books to be maintained by the Company for that purpose, upon surrender hereof for transfer, properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Company to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee, in the case of a partial transfer, a new Warrant reflecting the reduced number of Ordinary Shares into which such Warrant is exercisable shall be issued to the transferor, and the surrendered Warrant shall be canceled by the Company.

(b) New Warrant. This Warrant may be combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for this Warrant or Warrants to be combined in accordance with such notice. All Warrants issued on transfers or exchanges shall include reference to the initial issuance date set forth on the first page of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto and the Warrant number.

(c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company or on behalf of the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual written notice to the contrary from the Holder. Upon thirty (30) days’ prior written notice to the Holder, the Company may appoint a warrant agent (the “Warrant Agent”) to maintain the Warrant Register. Either the Transfer Agent or a third party may be appointed by the Company as the Warrant Agent, at the Company’s sole discretion. The Company shall remain responsible for the contents of the Warrant Register, notwithstanding the appointment of a Warrant Agent.

Section 5. Miscellaneous.

(a) No Rights as Shareholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the issuance of the Warrant Shares as set forth in Section 2(c)(i) except as set forth in Section 3 hereof.

(b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that, upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any share certificate relating to the Warrant Shares, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of such Warrant or share certificate, if mutilated, the Company will make and deliver a new Warrant or share certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or share certificate. Applicants for a replacement Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable charges as the Company may prescribe.

(c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d) No Inconsistent Actions. Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or articles of association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be necessary to enable the Company to perform its obligations under this Warrant.

(e) Certain Covenants. The Company covenants that all Ordinary Shares issued upon exercise of this Warrant will be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof. If any Ordinary Shares issuable upon the exercise hereof require registration with or approval of any governmental authority under any federal or state law before such Ordinary Shares may be validly issued upon exercise, the Company will, to the extent then permitted by the rules and interpretations of the applicable government authority, use its best efforts to secure such registration or approval, as the case may be. The Company further covenants that if at any time the Ordinary Shares shall be listed on any national securities exchange or automated quotation system, the Company will list and keep listed, so long as the Ordinary Shares shall be so listed on such exchange or automated quotation system, any Ordinary Shares issuable upon exercise of this Warrant.

(f) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(g) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered for resale under the Securities Act, will have restrictions upon resale imposed by state and federal securities laws unless the shares are sold under an exemption from registration, including, without limitation, Rule 144 (if available).

(h) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Subscription Agreements, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any reasonable costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(i) Notices. Any notice, request or other document required or permitted to be given or delivered under this Warrant must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications to the Company shall be:

If to the Company:

28 Esplanade

St Helier

JE2 3QA

Jersey, Channel Islands

Telephone: +44 131 445 6159

Facsimile: +44 153 4700 007

Attention: Paul Cowan

With Copies to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: Per B. Chilstrom

Facsimile: 212-878-8375

If to an initial Holder, to the address provided in the Subscription Agreements or such other address as such Holder may notify the Company of from time to time.

If to a transferee Holder, to the address of such Holder set forth in the transfer documentation provided to the Company or such other address as such transferee Holder may notify the Company of from time to time.

(j) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Ordinary Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(k) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to seek specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(l) Successors and Assigns. This Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(m) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(n) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(o) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

QUOTIENT LIMITED

By:
Name:
Title:

[Warrant Signature Page]

NOTICE OF EXERCISE

TO: QUOTIENT LIMITED

The undersigned is the Holder of Warrant No.         (the “Warrant”) issued by Quotient Limited, a Jersey, Channel Islands company (the “Company”). As a condition to this exercise, the undersigned Holder hereby represents and warrants to the Company that the representations and warranties set forth in Article 2 of the Subscription Agreements (as defined in the Warrant), other than Section 2(n) thereof, are true and correct in all material respects as of the date hereof as if they had been made on such date with respect to the Warrant Shares (except for any representation or warranty made as of a specified date, which shall be true and correct in all respects as of such specified date). The undersigned Holder acknowledges that the sale, transfer, assignment or hypothecation of the Warrant Shares to be issued upon exercise of this Warrant is subject to the terms and conditions contained in the Warrant. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

(1) The undersigned hereby elects to purchase        Ordinary Shares of the Company pursuant to the terms of the Warrant, and tenders herewith payment of the aggregate Exercise Price for such Ordinary Shares in full, together with all applicable transfer taxes payable by the undersigned pursuant to Section 2(c)(vi) of the Warrant, if any.

(2) Unless the Warrant Shares will be delivered electronically via DWAC, please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

and deliver the physical certificate representing said Warrant Shares to the following address:

If the Warrant Shares will be delivered electronically via DWAC, please issue them to the following account:

•	Name of DTC Participant:

•	DTC Participant Number:

•	Name of Account at DTC Participant to be credited with the Warrant Shares:

•	Account Number at DTC Participant to be credited with the Warrant Shares:

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute

this form and supply required information.

Do not use this form to exercise the Warrant.)

FOR VALUE RECEIVED, [all][    ] of the shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to                 whose address is

	Dated:	,
Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.